Exhibit 4.47

ACT No. 54389, OF NOVEMBER 30th, 2005

THE SUPERINTENDENT OF PUBLIC SERVICES OF THE BRAZILIAN AGENCY OF TELECOMMUNICATIONS - ANATEL, under the powers conferred upon him, pursuant to art. 135, c/c art. 190 and corresponding items, of the Internal Rules of the Brazilian Agency of Telecommunications - Anatel, approved by Resolution No. 270, of July 19th, 2001, and

WHEREAS the provisions of the Regulation of Collection of Public Price for the Right to use Radiofrequencies, approved by Resolution No. 387, of November 3rd, 2004, decides:

Art. 1 To authorize the use of radiofrequencies indicated in the table attached hereto, without exclusive right, to INTELIG TELECOMUNICACOES LTDA, a certified company for the STFC (Landline Telephone Service), Region IV of the PGO (General Plan of Grants), up to January 22nd, 2019, to be used for the provision of the Landline Telephone Service for public use (STFC), object of Authorization Instruments Nos. 01/1999/SPB-ANATEL and 02/1999/SPB-ANATEL, of January 21st, 1999.

Art. 2 The Public Price for the Right to use Radiofrequencies - PPDUR, authorized by this Act, calculated in accordance with the provisions of the referred Regulation, is R$ 8,092.32 (eight thousand and ninety-two reais and thirty-two cents), as provided in the chart attached hereto.

Sole Paragraph: The effective use of radiofrequencies is subject to the collection of the value to be paid for the right to use radiofrequencies, or the payment of the first installment if under installment plan.

Art. 3 The Service Provider shall only use the radiofrequencies herein authorized after obtaining the licenses for the operation of the stations.

Art. 4 This Act shall be in force as of the date of its publication.

MARCOS BAFUTTO Superintendent

PUBLISHED IN THE FEDERAL GAZETTE of 12/01/2005. Page 43 Section 1.	COPY

.
ANNEX TO ACT No. 54389, OF NOVEMBER 30th, 2005

AUTHORIZED FREQUENCIES

NETWORK NO.	STATION NUMBER	FREQUENCY	K	B ( KHz )	A (Km²)	T2 (YEARS)	F(f)	HISTORICAL VALUE (R$)	CALCULATED VALUE (R$)	PPDUR VALUE (R$)
00005	0608249041	18.08500000 GHz	20	27500.00000	1.000000	14.00	0.00100	0.00	385.00	385.00
00005	0613522974	19.64500000 GHz	20	27500.00000	1.000000	14.00	0.00100	0.00	385.00	385.00
00007	0641041764	8293.00000000 MHz	20	28000.00000	1.938723	14.00	0.00102	0.00	430.97	430.97
00007	0684604213	8412.00000000 MHz	20	28000.00000	1.938723	14.00	0.00102	0.00	429.30	429.30
00009	0627464742	17.89250000 GHz	20	27500.00000	1.000000	14.00	0.00100	0.00	385.00	385.00
00009	0684604094	19.45250000 GHz	20	27500.00000	1.000000	14.00	0.00100	0.00	385.00	385.00
00014	0684603985	8440.00000000 MHz	20	28000.00000	6.439033	14.00	0.00102	0.00	484.05	484.05
00024	0608249041	18.05750000 GHz	20	27500.00000	1.000000	14.00	0.00100	0.00	385.00	385.00
00024	0641041764	19.61750000 GHz	20	27500.00000	1.000000	14.00	0.00100	0.00	385.00	385.00
00028	0687583217	19.56250000 GHz	20	27500.00000	1.000000	14.00	0.00100	0.00	385.00	385.00
00028	0687583241	18.00250000 GHz	20	27500.00000	1.000000	14.00	0.00100	0.00	385.00	385.00
00029	0687583217	19.39750000 GHz	20	27500.00000	1.000000	14.00	0.00100	0.00	385.00	385.00
00029	0687583250	17.83750000 GHz	20	27500.00000	1.000000	14.00	0.00100	0.00	385.00	385.00
00030	0608249041	37.61975000 GHz	20	3500.000000	1.000000	14.00	0.00100	0.00	280.00	280.00
00030	0687598435	38.87975000 GHz	20	3500.000000	1.000000	14.00	0.00100	0.00	280.00	280.00
00031	0641041764	37.71600000 GHz	20	28000.00000	1.000000	14.00	0.00100	0.00	392.00	392.00
00031	0687598591	38.97600000 GHz	20	28000.00000	1.000000	14.00	0.00100	0.00	392.00	392.00
00032	0627464750	19.48000000 GHz	20	27500.00000	1.000000	14.00	0.00100	0.00	385.00	385.00
00032	0687598710	17.92000000 GHz	20	27500.00000	1.000000	14.00	0.00100	0.00	385.00	385.00
00033	0687598893	39.03200000 GHz	20	28000.00000	1.000000	14.00	0.00100	0.00	392.00	392.00
00033	0687598923	37.77200000 GHz	20	28000.00000	1.000000	14.00	0.00100	0.00	392.00	392.00
TOTAL VALUE								0,00	8092.32	8092.32

PUBLISHED IN THE FEDERAL GAZETTE of 12/01/2005. Page 43 Section 1.	COPY